Exhibit 18.1

August 14, 2024

Board of Directors

iAnthus Capital Holdings, Inc.

214 King Street, Suite 400

Toronto, Ontario M5H 3S6

We are providing this letter to you for inclusion as an exhibit to iAnthus Capital Holdings, Inc. (the “Company”) Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024 (the “Form 10-Q”) pursuant to Item 601 of Regulation S-K.

We have been provided with a copy of the Company’s Form 10-Q. Note 1 therein describes a change in accounting principle for the Company’s classification of interest and penalties from Selling, General, and Administrative expenses to Income Tax Expense in the consolidated statements of operations. It should be understood that the preferability of one acceptable method of accounting over another for the classification of interest and penalties related to taxes has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250 Accounting Changes and Error Corrections.

We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2023. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by management of the Company, or on the consolidated balance sheets and the related statements of operations, changes in stockholders' deficit, and cash flows of the Company as of any date or for any period subsequent to December 31, 2023.

Very truly yours,

/s/ PKF O’Connor Davies, LLP